REGENCY CENTERS CORPORATION

                             Notice of Correction to
        Notice of Special Meeting of Holders of Series 3 Preferred Stock



                  The Special Meeting of Holders of Regency Centers Corporation Series 3 Preferred Stock will be held on Friday, September 10, 2004 at 10:00 A.M., Eastern time. The accompanying proxy materials erroneously state the meeting date as Wednesday, September 10.